Exhibit 10.18

Consulting Agreement between Uroplasty, Inc. and C.C.R.I. Corporation dated April 1, 2003.

UROPLASTY, INC.
UPST
CONSULTING AGREEMENT

This Consulting Agreement is made and entered into this 1st day of April 2003, by and between C.C.R.I. Corporation, a Colorado corporation (“Consultant”) and Uroplasty, Inc., a Minnesota corporation (UPST), (the “Company”).

It is agreed as follows:

     1.     Consultant Services. Consultant hereby agrees to perform and provide investor relations and development services for the Company. Consultant will perform the Services with the assistance and full participation of Mr. Malcolm McGuire and his associates. The services will include, but not be limited to, the following:

               (a)     Preparation of the Corporate Profile, suitable for use with brokers and investors (research, write, design, print and distribute).

               (b)     Design and implement a Plan for both the short and long term encouragement of investor interest in the company.

               (c)     Interface with the investment community on behalf of the Company, and work to generate investor interest in the Company in this setting.

               (d)     Assist the Company in preparing press releases, upon request, and introduce the Company to appropriate financial writers and media persons.

               (e)     Prepare and distribute at Consultant’s expense, and in accordance with applicable laws, rules and regulation, FAX pieces designed specifically to encourage interest in the Company (utilizing C.C.R.I.’s broker and investor FAX NETWORK). A similar e-mail distribution is sent to our International network. FaxNet goes out each Monday morning.

               (f)     Enlist additional quality brokerage houses to follow the Company’s stock and to be market makers.

               (g)     Introduce Company personnel to key persons in the investment community and to C.C.R.I.’s network of brokers, financial planners, money managers, analysts, and investors. This will include due diligence meetings in select cities.

               (h)     Include information about the Company in a national distribution that will target selected appropriate institutions, brokers, investment firms, analysts and individual investors.

               (i)     Develop a database of key brokers that can be educated on behalf of the Company and its stock, and seek to enhance the interest of these brokers in the Company.

               (j)     Assist, when requested, in the preparation of presentations to broker and investor groups.

               (k)     Provide quality Internet exposure via C.C.R.I.’s Web Site.

               (l)     Work with Company’s Officers to develop an ongoing in-house program for investor relations.

               (m)     Interact with the market makers on behalf of the Company.

               (n)     Give such strength and liquidity to the stock at to facilitate Company objectives.

               (o)     Work with management to achieve a more senior stock listing.

     2.     Payment. Subject to the provisions of the Agreement, the Company shall pay Consultant the following as full compensation for the Services for the term hereof:

          (a)     Monthly Fee. The company shall pay consultant a monthly fee in the amount of $4,000. Said fee shall compensate Consultants for general overseeing of market activity of the stock and the activities detailed under Consultant Services. The first $4,000 is due at the signing of this Contract.

          (b)     Monthly Expenses. Normal monthly expenses will be covered in monthly retainer.

          (c)     Stock Compensation. Consultant shall receive payment of 35,000 shares of restricted common stock of Uroplasty, Inc. Consultant represents that it is acquiring these shares for investment and not with a view to any sales, transfer or other distribution. Consultant understands that the resale of these shares is restricted within the meaning of the Securities Act of 1933, as amended, and that the certificate representing the shares will contain an appropriate legend to such effect. Consultant represents that it is an “accredited investor” within the meaning of Regulation D of the Securities Act because and each equity owner of Consultant is, individually, and accredited investor under the Securities Act.

          (d)     Warrant Compensation. Consultant shall initially receive 50,000 warrants to purchase UPST common stock at a price of $3.00 price per share, and 50,000 warrants to purchase UPST common stock at $5.00 price per share on November 2, 2003 unless this Agreement is sooner terminated. Said warrants to have a 5 year life, exercisable at any time, with piggyback registration rights only on first available SEC Registration.

          (e)     Financing Activities. If CCRI directly introduces sources of capital to Uroplasty which sources were not previously known to UPST, CCRI shall be entitled to a fee equal to 1% of funds received by Uroplasty as a result of said introduction. The right will terminate upon termination of the consulting agreement.

     3.     Project Expenses. The Company shall pay consultant project fees for special promotional events and materials, such fees to be approved in advance by the Company, and to be payable upon submission by Consultant to the Company of itemized statements accounting for such expenses. In certain circumstances, the Company will prepay the Consultant’s airfare or hotels costs directly as agreed to in advance by the parties. Such projects will include but not be limited to the following: All projects to be approved in advance by company and a detailed, agreed upon project list to be attached to the final agreement at signing, covering the first twelve months. Associated expenses need to be approved in advance.

          (a)     Corporate Profile. Consultant agrees to produce an in-house Corporate Profile on UPST. to be used with brokers and their investors. This will be a six page, full color, “magazine quality” profile. Cost shall be $10,000, with $5,000 to be paid upon inception of contract and $5,000 upon approval for printing.

          (b)     Promotional Events. The Company agrees to reimburse Consultant for travel, meal and lodging expenses incurred in co-hosting with the Company promotional meetings for prospective investors, such meetings to be approved in advance and at the discretion of the Company. The Company also agrees to pay all room rental and catering expenses incurred in hosting any such meetings. The Company will also cover costs of broker conference calls initiated with prior consent of the Company.

          (c)     Mailing. The Consultant shall cause to be mailed certain pre-printed materials over the course of the contract. Company will cover costs of said mailing(s) subject to prior consent of the Company.

     4.     Prior Approval of Published Materials. Consultant shall provide the Company for its review and comment copies of any tangible communications, whether written or recorded on audio, video or film media, which Consultant may give to any person in providing the Services. Consultant shall provide such copies to the Company a minimum of two (2) business days prior to Consultant’s first proposed use of such material, or more than five (5) business days prior if necessary, to provide the Company the opportunity to make any revisions it deems appropriate and necessary to such materials. Consultant shall not use materials in performing the Services which contain any statement which is false or misleading, and it shall include in all such materials all information necessary to make the statements contained therein not misleading; provided that Consultant shall not be responsible for the accuracy or completeness of information furnished to it in writing by the Company.

     5.     Compliance with SEC Regulation FD. All communications and their content, timing, method of communication and recipients shall in all instances be made in total compliance with SEC Regulation FD and any failure to so comply by CCRI shall be grounds for among other rights available at law or in equity) immediate cancellation of this Agreement and all previously issued warrants and return of all previously issued stock.

     6.     Nondisclosure of Confidential or Insider Information.

          (a)     In the course of performance of Consultant’s duties, Consultant may receive information which is considered material inside information within the meaning and intent of the United States federal securities law, rules and regulations. Consultant will not disclose this information to others, except as expressly authorized by the Company and will not use this information directly or indirectly for the benefit of Consultant or as a basis for advice to any other party concerning any decision to buy, sell, or otherwise deal in the Company’s securities or those of any of its affiliated companies.

          (b)     The provisions of this Section 6 shall survive the termination or expiration of this agreement.

     7.     Scope of Engagement. Consultant shall retain the legal status of an independent contractor. In no event shall Consultant be or be deemed to be an employee or agent of the Company, or to qualify for benefits afforded such persons as Company employees. Consultant has no power or authority to act for, represent or bind the Company. Should CCRI become subject to the new SEC Regulation AC and fail to become certified or otherwise comply with such regulation, this Agreement shall be immediately cancelable by Company.

     8.     Term. This agreement shall commence on the date first written above, and shall terminate on the one-year anniversary of such date, unless earlier terminated by either party pursuant to the terms hereof. The Agreement will automatically renew for a second year upon written consent of the Company.

     9.     Termination. Either party may terminate this Agreement at any time upon thirty (30) business days’ notice after the six month anniversary of this Agreement. In the event that this Agreement is terminated by either party prior to the end of the one-year term, the Consultant shall be entitled to reimbursement of expenses of unpaid expenses incurred to the date of termination pursuant to the terms set forth herein. Termination of the Agreement shall not affect the rights of the Consultant under any Warrants previously granted.

     10.     Assignment. This Agreement shall be binding upon the parties’ respective successors and permitted assigns. Neither party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party.

     11.     Notices. All notices and other official communications under this Agreement shall be in writing and deemed sufficiently given if delivered personally or mailed by first class mail, postage prepaid, to (if to the company) UROPLASTY INC., Daniel G. Holman, President, 2718 Summer Street NE, Minneapolis, Minnesota 55413 and (if to Consultant) CCRI CORPORATION 3104 East Camelback Road,. #539, Phoenix, Arizona 85016, Attention: Malcolm McGuire. Notices shall be effective upon delivery if delivered personally, and on the third business day after mailing if mailed.

     12.     Severability. In the event any one or more of the provisions of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of the Agreement shall remain in full force and effect, unless the removal of the provisions of the Agreement so nullified would render meaningless either party’s performance hereunder.

     13.     Headings. The headings used in the Agreement are for the convenience of the parties only and shall not in any way limit or affect the meaning or interpretation of any of the terms hereof.

     14.     Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter embraced hereunder and except as expressly incorporated herein, supersedes all prior agreements, promises, proposals, representation, understanding and negotiations, whether written or oral, between the parties. No modifications, amendments, supplements to or waivers of the Agreement or any of the terms or conditions hereof shall be binding upon the parties or of any effect unless made in writing and duly sighed by both parties. In the event of any conflict between the Agreement and any Warrant Agreement entered into by and between the parties, this Agreement shall control.

     15.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, exclusive of its conflict of laws rules. Any legal action arising out of the interpretation or performance of this Agreement shall be commenced in the Hennepin County District Court, State of Minnesota. The parties agree to submit to the jurisdiction of the district courts of the State of Minnesota for the purpose of this Agreement.

Accepted by:

C.C.R.I. Corporation	Uroplasty, Inc.

By:		By:

	Malcolm McGuire		Daniel G. Holman, President

Date:		Date: